FOR IMMEDIATE RELEASE
McCORMICK REPORTS STRONG 2024 FINANCIAL RESULTS AND PROVIDES
2025 OUTLOOK
HUNT VALLEY, Md., January 23, 2025 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the fourth quarter and fiscal year ended November 30, 2024 and provided its financial outlook for fiscal year 2025.

•For the fourth quarter, sales increased 3% from the year-ago period and included a 1% benefit from currency. The sales increase was driven by volume. Earnings per share was $0.80 compared to $0.81 in 2023. Adjusted earnings per share was $0.80 compared to $0.85 in 2023.

•For fiscal year 2024, sales increased 1% from the prior year, with minimal impact from currency. The sales increase was driven by pricing and volume. Earnings per share of $2.92 compared to $2.52 in 2023. Adjusted earnings per share was $2.95 compared to $2.70 in 2023.

•Cash flow from operations was $922 million for fiscal year 2024 compared to $1.2 billion in 2023. In November, the Board authorized a 7% increase to the quarterly dividend, marking the 39th consecutive year of dividend increases.

•The Company's 2025 outlook continues to reflect its prioritized investments in core categories to strengthen volume trends, expand operating margins, and drive long-term profitable growth.

Chairman, President, and CEO's Remarks
Brendan M. Foley, Chairman, President, and CEO, stated, “We are pleased to report strong performance for both fourth quarter and fiscal year 2024, an important year for McCormick, in which we built momentum and strengthened our leadership, returning to differentiated and sustainable volume-led growth. We successfully delivered on our objectives for the year. Our strategic investments in core categories enabled us to drive positive volume growth, expand our margins, and deliver robust earnings growth. Additionally, we achieved another year of strong cash flow, paid down debt, and reduced our leverage ratio, further strengthening our balance sheet.”

“As we look ahead to 2025, we remain confident in our ability to sustain this momentum by executing on our proven strategies as well as leveraging the demand for flavor and the strength of our brands to achieve industry-leading performance. We continue to execute with speed and agility on the initiatives within our growth levers, including brand marketing, new products and packaging, category management, and proprietary technologies. Additionally, we believe we are well positioned with our cost savings initiatives to fuel investments and generate operating margin expansion. Importantly, we have the right leadership team and engaged employees globally to deliver on our near-term and long-term objectives and drive shareholder value.”

“Lastly, I am deeply grateful to McCormick employees worldwide; they remain the foundation of our success. Their dedication, continuous contributions, and disciplined execution in a dynamic environment continue to inspire me. As a leadership team, we are committed to enhancing our people-centric culture and developing the next generation of leaders and capabilities that will drive our success well into the future.”

Fourth Quarter and Fiscal Year 2024 Results

Sales Metrics

Fourth Quarter 2024
	As Reported	Organic[1]			Acquisition/Divestiture	Constant Currency
	% Change	Volume/ Mix	Price	% Change	% Change	% Change
Total Net Sales	2.6%	2.2%	(0.4) %	1.8%	— %	1.8%

Total Consumer	3.5%	3.7%	(1.3) %	2.4%	— %	2.4%
Americas	3.7%	5.1%	(1.4) %	3.7%	— %	3.7%
EMEA	7.8%	4.9%	(2.0) %	2.9%	— %	2.9%
APAC	(6.9) %	(11.2) %	0.9%	(10.3) %	— %	(10.3) %

Total Flavor Solutions	1.2%	(0.2) %	1.0%	0.8%	— %	0.8%
Americas	(0.2) %	(0.8) %	2.2%	1.4%	— %	1.4%
EMEA	1.6%	(1.6) %	(2.4) %	(4.0) %	— %	(4.0) %
APAC	11.1%	7.4%	(0.9) %	6.5%	— %	6.5%
1 Organic sales defined as the impact of volume/mix and price and excludes the impact of acquisitions or divestitures, as applicable, and foreign currency.

Fiscal Year 2024
	As Reported	Organic			Acquisition/Divestiture	Constant Currency
	% Change	Volume/ Mix	Price	% Change	% Change	% Change
Total Net Sales	0.9%	0.3%	0.5%	0.8%	(0.2) %	0.6%

Total Consumer	1.1%	0.8%	— %	0.8%	— %	0.8%
Americas	0.6%	1.0%	(0.3) %	0.7%	— %	0.7%
EMEA	7.3%	3.7%	0.6%	4.3%	— %	4.3%
APAC	(5.1) %	(4.9) %	0.8%	(4.1) %	— %	(4.1) %

Total Flavor Solutions	0.7%	(0.3) %	1.2%	0.9%	(0.5) %	0.4%
Americas	1.4%	(0.1) %	1.6%	1.5%	— %	1.5%
EMEA	(3.5) %	(3.3) %	(0.3) %	(3.6) %	(2.3) %	(5.9) %
APAC	4.1%	4.2%	0.9%	5.1%	— %	5.1%

Profitability Metrics
($ in millions except per share data)

Fourth Quarter 2024
	As Reported		Adjusted
	Q4 2024	vs. 2023	Q4 2024	vs. 2023
Gross profit	$ 722.2	3.0%	$ 722.2	3.0%
Gross profit margin	40.2%	20 bps	40.2%	20 bps

Operating income	$ 306.2	3.0%	$ 307.8	(1.1) %
Operating income margin	17.0%	0 bps	17.1%	(60) bps

Net income	$ 215.2	(1.9) %	$ 216.5	(5.8) %

Earnings per share - diluted	$ 0.80	(1.2) %	$ 0.80	(5.9) %

Fiscal Year 2024
	As Reported		Adjusted
	FY 2024	vs. 2023	FY 2024	vs. 2023
Gross profit	$ 2,591.0	3.5%	$ 2,591.0	3.5%
Gross profit margin	38.5%	90 bps	38.5%	90 bps

Operating income	$ 1,060.3	10.1%	$ 1,069.8	4.5%
Operating income margin	15.8%	130 bps	15.9%	50 bps

Net income	$ 788.5	15.9%	$ 795.6	9.4%

Earnings per share - diluted	$ 2.92	15.9%	$ 2.95	9.3%

Fourth Quarter 2024 Results

Net sales in the fourth quarter increased 3% from the year-ago period, including a 1% benefit from currency. Organic sales increased 2% driven by volume and product mix.
•Consumer segment sales increased 4% from the fourth quarter of 2023 to $1,085 million and included a 1% currency benefit. Organic sales increased 3%, reflecting a 4% increase in volume and product mix, partially offset by 1% decrease from pricing.
•Flavor Solutions segment sales increased 1% from the fourth quarter of 2023 to $713 million, with minimal impact from currency. Organic sales increased 1% driven by pricing.

Gross profit for the fourth quarter increased by $21 million from the comparable period in 2023. Gross profit margin expanded 20 basis points versus the fourth quarter of last year. This expansion was primarily driven from the benefit of cost savings led by the Company's Comprehensive Continuous Improvement (CCI) program.

Operating income was $306 million in the fourth quarter of 2024 compared to $297 million in the fourth quarter of 2023. Excluding special charges, adjusted operating income was $308 million compared to $311 million in the year-ago period. In constant currency, adjusted operating income decreased 1% from the year-ago period, with minimal impact from currency. This decrease is primarily attributable to increased selling, general and administrative expenses from the year-ago period driven by an increase in technology and distribution costs partially offset by higher sales, gross profit margin expansion and CCI-led cost savings.
•Consumer segment operating income, excluding special charges, decreased 3% to $228 million in the fourth quarter of 2024 compared to the year-ago period with minimal impact from currency. The decrease was primarily due to pricing and increased selling, general and administrative costs, partially offset by cost savings generated by the CCI program.
•Flavor Solutions segment operating income, excluding special charges, grew 5% to $80 million in the fourth quarter of 2024 compared to the year-ago period, or 7% in constant currency, driven by product mix, pricing, and cost savings generated by the CCI program partially offset by increased selling, general and administrative costs.

Earnings per share was $0.80 in the fourth quarter of 2024 compared to $0.81 in the fourth quarter of 2023. Special charges had minimal impact to earnings per share in the fourth quarter of 2024 and lowered earnings per share by $0.04 in the fourth quarter of 2023. Excluding these impacts, adjusted earnings per share was $0.80 in the fourth quarter of 2024 compared to $0.85 in the year-ago period.
This decrease was primarily attributable to the impact of a higher tax rate and lower operating income.

Fiscal Year 2024 Results
Net sales increased 1% in 2024 as compared to 2023, with minimal impact from currency. Organic sales increased 1%, driven by pricing and volume.
•Consumer segment sales increased 1% from 2023 to $3,849 million, with minimal impact from currency. Organic sales increased 1%, driven by volume growth.

•Flavor Solutions segment sales increased 1% from 2023 to $2,875 million, which included a 1% benefit from currency offset by the canning business divestiture. Organic sales increased 1%, driven by pricing.

Gross profit increased by $89 million from the comparable period in 2023, representing a gross profit margin expansion of 90 basis points. This expansion was driven by product mix, pricing, and cost savings led by the CCI program.

Operating income was $1,060 million in 2024 compared to $963 million in 2023. Excluding special charges, adjusted operating income was $1,070 million compared to $1,024 million in the year-ago period. Adjusted operating income increased 5% from the year-ago period with minimal impact from currency. This increase is primarily attributable to gross profit margin expansion and CCI-led cost savings partially offset by increased selling, general and administrative expenses, including increases to brand marketing costs, as planned.
•Consumer segment operating income, excluding special charges, increased 1% to $740 million in 2024 compared to the year-ago period with minimal impact from currency. The increase was primarily due to higher sales and cost savings generated by the CCI program.
•Flavor Solutions segment operating income, excluding special charges, grew 14% to $330 million in 2024 compared to 2023 with minimal impact from currency, driven by favorable product mix and cost savings generated by the CCI program.

Earnings per share was $2.92 in 2024 compared to $2.52 in the prior year. The unfavorable impact of special charges lowered earnings per share by $0.03 in 2024 and $0.18 in 2023. Excluding these impacts, adjusted earnings per share was $2.95 in 2024 compared to $2.70 in 2023. This increase was driven by higher operating income and higher income from unconsolidated operations driven by strong performance in the largest joint venture, McCormick de Mexico.

Net cash provided by operating activities was $922 million in 2024 compared to $1.2 billion in 2023. The benefit from the increase in earnings year over year was more than offset by the impacts of cash used for working capital, higher incentive compensation payments, and the timing of income tax payments.

Fiscal Year 2025 Financial Outlook
McCormick's fiscal 2025 outlook continues to reflect the Company's prioritized investments in key categories to strengthen volume trends and drive long-term profitable growth while appreciating the uncertainty of the consumer and macro environment. The Company's CCI program is continuing to fuel growth investments while also driving operating margin expansion. The Company expects foreign currency rates to unfavorably impact sales by 1%, adjusted operating income by 1%, and adjusted earnings per share by 2%.

	As Reported	Constant Currency	Expectations:
Net sales growth	0% to 2%	1% to 3%(1)	Drivers: •Volume-led growth across both segments •Gradual improvement in China Consumer
Operating income	3% to 5%		Gross margin expansion partially offset by growth investments, including brand marketing. Anticipate $15 million in special charges related to organizational and streamlining actions.
Adjusted operating income	3% to 5%	4% to 6%
Earnings per share (EPS)	$2.99 to $3.04 2% to 4%
 Operating income growth, partially offset by:
•Tax rate of 22% vs. 20.5% in 2024
•Mid-teens year-over-year decline in income from unconsolidated operations due to U.S. dollar strengthening vs. Mexican peso.

Special charges expected to impact EPS by $0.04.

Adjusted EPS	$3.03 to $3.08 3% to 5%	5% to 7%
(1)Organic sales, defined as the impact of volume/mix and price and excludes the impact of acquisitions or divestitures, as applicable, and foreign currency, growth is expected to be a 1% to 3% increase over the 2024 level.

For fiscal 2025, the Company expects strong cash flow driven by profit and working capital initiatives and anticipates returning a significant portion of cash flow to shareholders through dividends.

Non-GAAP Financial Measures
The tables below include financial measures of organic net sales, adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following:

Special charges – In our consolidated income statement, we include a separate line item captioned “Special charges” in arriving at our consolidated operating income. Special charges consist of expenses and income associated with certain actions undertaken by the Company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee.

We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP; however, they should not be viewed as a substitute for, or superior to, GAAP results. Furthermore, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, as they may calculate them differently than we do. We intend to continue providing these non-GAAP financial measures as part of our future earnings discussions, ensuring consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Year Ended
	11/30/2024	11/30/2023	11/30/2024	11/30/2023
Operating income	$ 306.2	$ 297.2	$ 1,060.3	$ 963.0
Impact of special charges	1.6	14.1	9.5	61.2
Adjusted operating income	$ 307.8	$ 311.3	$ 1,069.8	$ 1,024.2
% (decrease) increase versus year-ago period	(1.1) %		4.5%
Operating income margin(1)	17.0%	17.0%	15.8%	14.5%
Impact of special charges	0.1%	0.7%	0.1%	0.9%
Adjusted operating income margin(1)	17.1%	17.7%	15.9%	15.4%

Income tax expense	$ 67.2	$ 57.1	$ 184.0	$ 174.5
Impact of special charges	0.3	3.5	2.4	14.5
Adjusted income tax expense	$ 67.5	$ 60.6	$ 186.4	$ 189.0
Income tax rate(2)	25.4%	22.2%	20.5%	21.8%
Impact of special charges(2)	— %	0.1%	— %	0.2%
Adjusted income tax rate(2)	25.4%	22.3%	20.5%	22.0%

Net income	$ 215.2	$ 219.3	$ 788.5	$ 680.6
Impact of special charges	1.3	10.6	7.1	46.7
Adjusted net income	$ 216.5	$ 229.9	$ 795.6	$ 727.3
% (decrease) increase versus year-ago period	(5.8) %		9.4%

Earnings per share - diluted	$ 0.80	$ 0.81	$ 2.92	$ 2.52
Impact of special charges	—	0.04	0.03	0.18
Adjusted earnings per share - diluted	$ 0.80	$ 0.85	$ 2.95	$ 2.70
% (decrease) increase versus year-ago period	(5.9) %		9.3%

(1)	Operating income margin, impact of special charges, and adjusted operating income margin is calculated as operating income, impact of special charges, and adjusted operating income as a percentage of net sales for each period presented.

(2)	Income tax rate is calculated as income tax expense as a percentage of income from consolidated operations before income taxes. Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding special charges of $265.8 million and $907.8 million for the three months and year ended November 30, 2024, respectively, $271.8 million and $859.9 million for the three months and year ended November 30, 2023, respectively.
Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis,” is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
We provide organic net sales growth rates for our consolidated net sales and segment net sales. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, and divestitures, as applicable, have on year-to-year comparability. A reconciliation of these measures from reported net sales growth rates, the relevant GAAP measures, are included in the tables set forth below.
Percentage changes in organic sales and adjusted operating income expressed on a constant currency basis are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the comparative year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the comparative year. Rates of constant currency growth (decline) and organic net sales growth (decline) follow:

For the three months ended November 30, 2024
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions & Divestitures	Percentage Change on Organic Basis
Total Net Sales	2.6%	0.8%	1.8%	— %	1.8%

Total Consumer	3.5%	1.1%	2.4%	— %	2.4%
Americas	3.7%	— %	3.7%	— %	3.7%
EMEA	7.8%	4.9%	2.9%	— %	2.9%
APAC	(6.9) %	3.4%	(10.3) %	— %	(10.3) %

Total Flavor Solutions	1.2%	0.4%	0.8%	— %	0.8%
Americas	(0.2) %	(1.6) %	1.4%	— %	1.4%
EMEA	1.6%	5.6%	(4.0) %	— %	(4.0) %
APAC	11.1%	4.6%	6.5%	— %	6.5%

	Three Months Ended November 30, 2024
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Adjusted operating income
Consumer segment	(3.1)%	0.4%	(3.5)%
Flavor Solutions segment	5.0%	(1.5)%	6.5%
Total adjusted operating income	(1.1)%	—%	(1.1)%

For the year ended November 30, 2024
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions & Divestitures	Percentage Change on Organic Basis
Total Net Sales	0.9%	0.3%	0.6%	(0.2) %	0.8%

Total Consumer	1.1%	0.3%	0.8%	— %	0.8%
Americas	0.6%	(0.1) %	0.7%	— %	0.7%
EMEA	7.3%	3.0%	4.3%	— %	4.3%
APAC	(5.1) %	(1.0) %	(4.1) %	— %	(4.1) %

Total Flavor Solutions	0.7%	0.3%	0.4%	(0.5) %	0.9%
Americas	1.4%	(0.1) %	1.5%	— %	1.5%
EMEA	(3.5) %	2.4%	(5.9) %	(2.3) %	(3.6) %
APAC	4.1%	(1.0) %	5.1%	— %	5.1%

	Year Ended November 30, 2024
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Adjusted operating income
Consumer segment	0.7%	—%	0.7%
Flavor Solutions segment	14.1%	(0.4)%	14.5%
Total adjusted operating income	4.5%	(0.1)%	4.6%
To present the percentage change in projected 2025 net sales, adjusted operating income, and adjusted earnings per share (diluted) on a constant currency basis, the projected local currency net sales, adjusted operating income, and adjusted net income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at forecasted exchange rates. These figures are then compared to the 2025 local currency projected results, which are translated into U.S. dollars at the average actual exchange rates in effect during the corresponding months of fiscal year 2024. This comparison determines what the 2025 consolidated U.S. dollar net sales, adjusted operating income, and adjusted earnings per share (diluted) would have been if the relevant currency exchange rates had not changed from those of the comparable 2024 periods.

Projection for the Year Ending November 30, 2025
Percentage change in net sales	0% to 2%
Impact of unfavorable foreign currency exchange	1%
Percentage change in net sales in constant currency	1% to 3%

Percentage change in adjusted operating income	3% to 5%
Impact of unfavorable foreign currency exchange	1%
Percentage change in adjusted operating income in constant currency	4% to 6%

Percentage change in adjusted earnings per share — diluted	3% to 5%
Impact of unfavorable foreign currency exchange	2%
Percentage change in adjusted earnings per share in constant currency — diluted	5% to 7%

The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2025 and actual results for 2024:

Year Ended
	2025 Projection	11/30/24
Earnings per share - diluted	$2.99 to $3.04	$ 2.92
Impact of special charges	0.04	0.03
Adjusted earnings per share - diluted	$3.03 to $3.08	$ 2.95

Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. A live audio webcast of the call along with the accompanying presentation materials will be available on the McCormick website, ir.mccormick.com.
Forward-Looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, gross margin, earnings, cost savings, special charges, acquisitions, brand marketing support, volume and product mix, income tax expense, and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” "should," "anticipate," "intend," “believe,” “plan,” and similar expressions. These statements may relate to: general economic and industry conditions, including consumer spending rates, recessions, interest rates, and availability of capital; expectations regarding sales growth potential in various geographies and markets, including the impact of brand marketing support, product innovation, and customer, channel, category, heat platform, and e-commerce expansion; expected trends in net sales, earnings performance, and other financial measures; the expected impact of pricing actions on the Company's results of operations, including our sales volume and mix as well as gross margins; the expected impact of the inflationary cost environment on our business; the anticipated effects of factors affecting our supply chain, including the availability and prices of commodities and other supply chain resources such as raw materials, packaging, labor, and transportation; the expected impact of productivity improvements, including those associated with our Comprehensive Continuous Improvement (CCI) program and the Global Business Services operating model initiative; the ability to identify, attract, hire, retain, and develop qualified personnel and the next generation of leaders; the impact of ongoing conflicts, including those between Russia and Ukraine and the war in the Middle East, particularly regarding the potential for broader economic disruption; expected working capital improvements; the anticipated timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning (ERP) system; the expected impact of accounting pronouncements; expectations regarding pension and postretirement plan contributions and anticipated charges associated with those plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable payments of interest, repayment of short- and long-term debt, working capital needs, planned capital expenditures, quarterly dividends, and our ability to obtain additional short- and long-term financing or issue additional debt securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.
These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: the Company's ability to drive revenue growth; the Company's ability to increase pricing to offset, or partially offset, inflationary pressures on the cost of our products; damage to the Company's reputation or brand name; loss of brand relevance; increased private label use; the Company's ability to drive productivity improvements, including those related to our CCI program and other streamlining actions; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; the ability to identify, interpret and react to changes in consumer preference and demand; business interruptions due to natural disasters, unexpected events or public health crises; issues affecting the Company's supply chain and procurement of raw materials, including fluctuations in the cost and availability of raw and packaging materials; labor shortage, turnover and labor cost increases; the impact of the ongoing conflicts between Russia and Ukraine and the war in the Middle East, including the potential for broader economic disruption; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses; global economic and financial conditions generally, availability of financing, interest and inflation rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of our amount of outstanding indebtedness and related level of debt service as well as the effects that such debt service may have on the Company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; impairments of indefinite-lived intangible assets; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the Company's information technology systems, including the threat of data breaches and cyber-attacks; the Company's inability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, and volatility in our effective tax rate; climate change; Environmental, Social and Governance (ESG) matters; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the Company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With over $6.5 billion in annual sales across 150 countries and territories, we manufacture, market, and distribute herbs, spices, seasonings, condiments and flavors to the entire food and beverage industry including retailers, food manufacturers and foodservice businesses. Our most popular brands with trademark registrations include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane, Gourmet Garden, FONA and Giotti. The breadth and reach of our portfolio uniquely position us to capitalize on the consumer demand for flavor in every sip and bite, through our products and our customers' products. We operate in two segments, Consumer and Flavor Solutions, which complement each other and reinforce our differentiation. The scale, insights, and technology that we leverage from both segments are meaningful in driving sustainable growth.
Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable and delicious go hand in hand.
To learn more, visit: www.mccormickcorporation.com or follow McCormick & Company on Instagram and LinkedIn.

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For information contact:
Investor Relations:
Faten Freiha - faten_freiha@mccormick.com
Global Communications:
Lori Robinson - lori_robinson@mccormick.com
(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Year ended
	November 30, 2024	November 30, 2023	November 30, 2024	November 30, 2023
Net sales	$ 1,798.0	$ 1,752.8	$ 6,723.7	$ 6,662.2
Cost of goods sold	1,075.8	1,051.5	4,132.7	4,159.7
Gross profit	722.2	701.3	2,591.0	2,502.5
Selling, general and administrative expense	414.4	390.0	1,521.2	1,478.3
Special charges	1.6	14.1	9.5	61.2
Operating income	306.2	297.2	1,060.3	963.0
Interest expense	52.7	52.7	209.4	208.2
Other income, net	10.7	13.2	47.4	43.9
Income from consolidated operations before income taxes	264.2	257.7	898.3	798.7
Income tax expense	67.2	57.1	184.0	174.5
Net income from consolidated operations	197.0	200.6	714.3	624.2
Income from unconsolidated operations	18.2	18.7	74.2	56.4
Net income	$ 215.2	$ 219.3	$ 788.5	$ 680.6

Earnings per share - basic	$ 0.80	$ 0.82	$ 2.94	$ 2.54

Earnings per share - diluted	$ 0.80	$ 0.81	$ 2.92	$ 2.52

Average shares outstanding - basic	268.4	268.4	268.5	$ 268.4
Average shares outstanding - diluted	269.7	269.6	269.6	269.8

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	November 30, 2024	November 30, 2023
Assets
Cash and cash equivalents	$ 186.1	$ 166.6
Trade accounts receivable, net of allowances	587.4	587.5
Inventories	1,239.9	1,126.5
Prepaid expenses and other current assets	125.6	121.0
Total current assets	2,139.0	2,001.6
Property, plant and equipment, net	1,413.0	1,324.7
Goodwill	5,227.5	5,260.1
Intangible assets, net	3,318.9	3,356.7
Other long-term assets	971.9	919.2
Total assets	$ 13,070.3	$ 12,862.3

Liabilities
Short-term borrowings and current portion of long-term debt	$ 748.3	$ 1,071.5
Trade accounts payable	1,238.1	1,119.3
Other accrued liabilities	896.4	908.1
Total current liabilities	2,882.8	3,098.9
Long-term debt	3,593.6	3,339.9
Deferred taxes	840.5	861.2
Other long-term liabilities	436.6	478.8
Total liabilities	7,753.5	7,778.8
Shareholders’ equity
Common stock	2,237.2	2,199.6
Retained earnings	3,545.0	3,249.7
Accumulated other comprehensive loss	(491.2)	(388.6)
Total McCormick shareholders' equity	5,291.0	5,060.7
Non-controlling interests	25.8	22.8
Total shareholders’ equity	5,316.8	5,083.5
Total liabilities and shareholders’ equity	$ 13,070.3	$ 12,862.3

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Year Ended
	November 30, 2024	November 30, 2023
Operating activities
Net income	$ 788.5	$ 680.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	208.8	199.3
Stock-based compensation	47.4	63.4
Loss (gain) on sale of businesses	—	1.2
(Gain) loss on sale of assets	(2.1)	0.2
Deferred income tax expense (benefit)	(30.3)	(5.4)
Income from unconsolidated operations	(74.2)	(56.4)
Changes in operating assets and liabilities (net of businesses disposed)
Trade accounts receivable	(20.5)	3.4
Inventories	(125.0)	225.0
Trade accounts payable	135.1	(68.1)
Other assets and liabilities	(72.6)	109.0
Dividends from unconsolidated affiliates	66.8	85.1
Net cash flow provided by operating activities	921.9	1,237.3

Investing activities
Proceeds from sale of a business	—	1.0
Capital expenditures (including software)	(274.9)	(263.9)
Other investing activities	5.9	2.4
Net cash flow used in investing activities	(269.0)	(260.5)

Financing activities
Short-term borrowings (repayments), net	211.1	(964.6)
Proceeds from issuances of long-term debt	495.5	496.4
Payment of debt issuance costs	(1.0)	(1.1)
Long-term debt repayments	(801.1)	(268.1)
Proceeds from exercised stock options	17.5	16.6
Taxes withheld and paid on employee stock awards	(9.0)	(10.8)
Common stock acquired by purchase	(53.1)	(35.7)
Dividends paid	(451.0)	(418.5)
Other financing activities	8.0	1.6
Net cash flow used in financing activities	(583.1)	(1,184.2)

Effect of exchange rate changes on cash and cash equivalents	(50.3)	40.0
Decrease in cash and cash equivalents	19.5	(167.4)
Cash and cash equivalents at beginning of period	166.6	334.0

Cash and cash equivalents at end of period	$ 186.1	$ 166.6